Exhibit 99.1

Atlantic Union Bank Names New Chief Information Officer

RICHMOND, Va., January 27, 2023 -- Atlantic Union Bank has named Matt Linderman as its new Chief Information Officer. Linderman, 48, will be responsible for providing leadership, planning and management for all areas of technology and digital strategy, development and implementation.

“Matt is an accomplished IT executive with extensive expertise leading information technology and operations teams,” said Maria Tedesco, President & Chief Operating Officer of Atlantic Union Bank. “We believe his experience leveraging forward-leaning development and operations processes to optimize IT organizational performance will help Atlantic Union Bank accelerate our digital transformation. Matt’s record of utilizing technology to drive business results will help us build upon our prior automation work, and he will be a key part of our executive leadership team.”

Linderman most recently held the position of Chief Technology Officer at PNC Financial Services Group Inc., and prior to that role, he was the Senior Vice President – Data Center & Cloud Products. Previously, he was the Vice President – IT Infrastructure Engineering & Operations at CarMax. Throughout his 25-year career, he has also held a variety of positions at Capital One including Vice President - Data Center Operations & Open Systems Hosting and Senior Director - Digital and Shared Services IT Delivery and Support.

Linderman holds a Bachelor of Science in electrical engineering, with distinction from Virginia Military Institute. He is a Veteran of the U.S. Army Reserve.

About Atlantic Union Bank
Headquartered in Richmond, Virginia, Atlantic Union Bank is the wholly owned subsidiary of Atlantic Union Bankshares Corporation (NYSE: AUB). Atlantic Union Bank offers a wide range of financial services to commercial and retail clients and operates 114 branches and approximately 130 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

Contact: Beth Shivak, Senior Vice President, Head of Corporate Communications Beth.Shivak@AtlanticUnionBank.com 804.327.5746

Contact: Bill Cimino, Senior Vice President and Director of Investor Relations Bill.Cimino@AtlanticUnionBank.com 804.448.0937